Exhibit (j)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 55 to the Registration Statement No. 811-2933 on Form N-1A of Fidelity Beacon Street Trust, of our report dated December 12, 2003 appearing in the Annual Report to Shareholders of Fidelity Advisor Tax Managed Stock Fund for the year ended October 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 29, 2003